Exhibit 10.5

Form of RSU Agreement (ex-US)

Name:	[●]
Number of Restricted Stock Units:	[●]
Date of Grant:	[●]

ZENAS BIOPHARMA, INC.
2026 INDUCEMENT PLAN

Global Restricted Stock Unit Agreement

This agreement, including the additional terms and conditions for certain countries, set forth in the appendix attached hereto (the “Appendix” and, together with this Global Restricted Stock Unit Agreement, the “Agreement”) evidences a grant (the “Award”) of Restricted Stock Units (“RSUs”) by Zenas BioPharma, Inc., a Delaware corporation (the “Company”), to the individual named above (the “Participant”), pursuant to and subject to the terms of the Zenas BioPharma, Inc. 2026 Inducement Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1.            Grant of RSUs. The Company grants to the Participant on the date set forth above (the “Date of Grant”) the number of Restricted Stock Units (“RSUs”) set forth above, giving the Participant the conditional right to receive, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock (a “Share”) with respect to each RSU subject to this Award, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The RSUs are granted to the Participant in connection with the Participant’s Employment as an employee.

2.            Vesting. Unless earlier terminated, forfeited, relinquished or expired, the RSUs will vest as follows: [INSERT VESTING SCHEDULE].

3.            Cessation of Employment. Except as (a) the Administrator may determine in its discretion or (b) expressly provided for in an employment agreement between the Participant and the Company that is in effect at the time of the Participant’s termination of Employment, if the Participant’s Employment ceases for any reason, the RSUs, to the extent not then vested, will be immediately forfeited for no consideration.

4.            Delivery of Shares. Subject to Section 5 below, the Company shall, as soon as practicable upon the vesting of any RSUs (but in no event later than thirty (30) days following the date on which such RSUs vest), effect delivery of the Shares with respect to such vested RSUs to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution). No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

5.            Forfeiture; Recovery of Compensation. The Administrator may cancel, rescind, withhold or otherwise limit or restrict this Award at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan. By accepting, or being deemed to have accepted, the RSUs, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, with respect to the RSUs, including the right to any Shares acquired in respect of the RSUs and any amounts received in respect thereof, are subject to Section 6(a)(v) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any applicable clawback or recoupment policy of the Company, including the Company’s Policy for Recoupment of Incentive Compensation Policy. Nothing in the preceding sentence will be construed as limiting the general application of Section 11 of this Agreement.

6.            Nontransferability. The RSUs may not be transferred except as expressly permitted under Section 6(a)(iii) of the Plan.

7.            Responsibility for Taxes.

(a)            The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary that employs the Participant (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Service Recipient. The Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, or the subsequent sale of Shares acquired pursuant to such grant; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)            In connection with any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Participant hereby authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights for Tax-Related Items (as applicable) by one or a combination of the following methods:

(i)              requiring the Participant to make a payment in a form acceptable to the Company;

(ii)             withholding from the Participant’s salary, wages, or any other amounts payable to the Participant;

(iii)            withholding from proceeds of the sale of Shares otherwise issuable upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); it being understood that, unless otherwise determined by the Committee, the Company shall automatically satisfy any tax withholding obligations by causing such number of Shares to be sold through a sell-to-cover arrangement and the Participant agrees that the Participant shall bear all costs associated with the sale of shares under such arrangements; or

(iv)            any other method of withholding determined by the Company and to the extent required by applicable laws or the Plan, approved by the Compensation Committee.

(c)            The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including up to the maximum rates applicable in the Participant’s jurisdiction(s). If the application of the withholding rate leads to over-withholding, the Participant may receive a refund of any over-withheld amount in cash from the Company or the Service Recipient (with no entitlement to the equivalent in Shares) or, if not refunded, the Participant may be able to seek a refund from the local tax authorities. If the application of the withholding rate leads to under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligations for Tax-Related Items are satisfied by withholding Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying the withholding obligations for the Tax-Related Items.

(d)            The Company shall not be obligated to deliver any Shares to the Participant unless and until the Participant shall have paid or otherwise satisfied in full, any withholding obligation for Tax-Related Items resulting from the Award or the RSUs subject to the Award.

8.            Nature of Grant. By accepting the Award, the Participant acknowledges, understands and agrees that:

(a)            the Plan is established voluntarily by the Company, is wholly discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;

(b)            the Plan is operated and the Award is granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights the Participant may have under this Agreement may be raised only against the Company but not any Subsidiary (including, but not limited to, the Service Recipient);

(c)            no Subsidiary of the Company (including, but not limited to, the Service Recipient) has any obligation to make any payment of any kind to the Participant under this Agreement;

(d)            the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(e)            all decisions with respect to future grants of restricted stock units or other grants, if any, will be at the sole discretion of the Company;

(f)             the Award and the Participant’s participation in the Plan shall not create a right of Employment with the Company or any Subsidiary;

(g)            the Award and the Participant’s participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company or the Service Recipient, and shall not interfere with the ability of the Company, the Service Recipient or any Subsidiary, as applicable, to terminate the Participant’s Employment (if any);

(h)            the Participant is voluntarily participating in the Plan;

(i)             the Award and any Shares acquired under the Plan, and the income from and value of the same, are not intended to replace any pension rights or compensation;

(j)             the Award and any Shares acquired under the Plan, and the income from and value of the same, are not part of normal or expected compensation for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(k)            the future value of the Shares underlying the Award is unknown, indeterminable, and cannot be predicted with certainty;

(l)             no claim or entitlement to compensation or damages shall arise from (i) forfeiture of any portion of the Award resulting from the Participant’s termination of Employment (for any reason whatsoever and regardless of whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is providing service or the terms of the Participant’s employment or other service agreement, if any), or (ii) the application of any clawback or recoupment policy adopted by the Company or imposed by applicable laws;

(m)            unless otherwise agreed with the Company in writing, the Award and the Shares subject to the Award, and the income from and value of the same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary;

(n)            unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(o)            neither the Company, the Service Recipient nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the Shares or of any amounts due to the Participant pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.

9.            Data Privacy Consent.

(a)            Data Collection and Usage. The Company and the Service Recipient collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs granted under the Plan or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. Where required, the legal basis for the collection and processing of Data is the Participant’s consent.

(b)            Stock Plan Administration Service Providers. The Company transfers Data to Morgan Stanley Smith Barney, LLC and its affiliated company, E*TRADE Financial Corporate Services, Inc. (collectively “E*TRADE”), an independent service provider based in the U.S., which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with E*TRADE, with such agreement being a condition to the ability to participate in the Plan.

(c)            International Data Transfers. The Company and its service providers, including E*TRADE, are based in the U.S. The Participant’s country or jurisdiction may have different data privacy laws and protections than the U.S. Where required, the legal basis for the transfer of Data to these recipients is the Participant’s consent.

(d)            Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with applicable law, exercise or defense of legal rights, and archiving, back-up and deletion processes. This period may extend beyond the Participant’s period of Employment with the Service Recipient.

(e)            Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a voluntary basis. The Participant understands that the Participant may request to stop the transfer and processing of the Participant’s Data for purposes of the Participant’s participation in the Plan and that the Participant’s compensation from or Employment with the Service Recipient will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to allow the Participant to participate in the Plan. The Participant understands that the Participant’s Data will still be processed in relation to the Participant’s Employment and for record-keeping purposes.

(f)             Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact DPO@zenasbio.com.

10.            Section 280G. If any payment or benefit that the Participant may receive in respect of the RSUs or otherwise from the Company or any Subsidiary (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

11.            Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been made available to the Participant. By accepting, or being deemed to have accepted, the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

12.            Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

13.            Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the company or a third party designated by the Company.

14.            No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s receipt, vesting or settlement of the RSUs or the Shares allocated thereto or the sale of such Shares. The Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding participation in the Plan and the RSUs before accepting the Award or otherwise taking any action related to the Award or the Plan.

15.            Language. The Participant acknowledges that the Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Agreement and the Plan. If the Participant received this Agreement, or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable laws.

16.            Country-Specific Provisions. The Award shall be subject to any additional terms and conditions set forth for the Participant’s country in the Appendix. Moreover, if the Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

17.            Imposition of Other Requirements. The Company reserves the right to impose other requirements on the RSUs and the Shares issuable upon vesting and settlement thereof, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.            Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant.

19.            Severability. If any portion of this Agreement or any action taken under this Agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Agreement, and this Agreement will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

20.            Insider Trading/Market Abuse Laws. Depending on the Participant’s country or broker’s country, or the country in which the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant’s ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the Shares, rights to Shares (e.g., the RSUs) or rights linked to the value of Shares, during such times as the Participant is considered to have “inside information” regarding the Company (as defined by applicable laws). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and should consult a personal legal advisor on this matter.

21.            Foreign Asset/Account Reporting, Exchange Control and Tax Reporting. The Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. Applicable laws may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that the Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult a personal tax and/or legal advisor on such matters.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement.

ZENAS BIOPHARMA, INC.

By:

Name:

Title:

Agreed and Accepted:

THE PARTICIPANT

By:
[Participant’s Name]

APPENDIX

TO THE

GLOBAL RESTRICTED STOCK UNIT AGREEMENT

COUNTRY-SPECIFIC PROVISIONS

FOR PARTICIPANTS OUTSIDE OF THE U.S.

Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan and/or the Agreement to which this Appendix is attached.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Award if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Participant is currently residing and/or working, or if the Participant transfers to another country after the Date of Grant, the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.

Notifications

This Appendix also includes information regarding securities, exchange controls, tax and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of April 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date when the Participant vests in the Award or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the applicable laws in the Participant’s country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the one in which the Participant is currently residing and/or working, or if the Participant transfers to another country after the Date of Grant, the information contained herein may not be applicable to the Participant in the same manner.

CHINA

Terms and Conditions

The following provision applies if the Participant is subject to exchange control restrictions and regulations in the People’s Republic of China (“PRC”), including the requirements imposed by the PRC State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:

Conditions for Settlement of Award. In addition to the vesting conditions set forth in the Agreement, the RSUs shall not vest and no Shares will be issued to the Participant in settlement of the RSUs unless and until all necessary exchange control and other approvals from SAFE or its local counterpart have been received by the Company or one of its Chinese Subsidiaries under applicable exchange control rules with respect to the Plan and the awards thereunder (“SAFE Approval Date”). The Participant must continue to provide service through each vesting date and through the SAFE Approval Date to be able to vest in the RSUs. Should the SAFE Approval Date occur after any of the vesting dates, the Participant will (i) receive a credit for any vesting that would have occurred under the vesting schedule once the SAFE Approval Date occurs, and (ii) continue to vest in accordance with the vesting schedule following the SAFE Approval Date, provided that the Participant has not experienced a termination of Employment as of the SAFE Approval Date and is otherwise entitled to vest in the RSUs pursuant to the terms of any applicable SAFE approval or regulations.

If the Company is unable to complete the SAFE registration or maintain the registration, no Shares subject to the RSUs shall be issued and the Company has the sole discretion to allow any vested RSUs to be settled in cash paid through local payroll in an amount equal to the Fair Market Value of the Shares underlying the RSUs, less any withholding for Tax-Related Items.

Furthermore, notwithstanding any provision in the Agreement, if the Participant experiences a termination of Employment before the SAFE Approval Date, the RSUs shall be forfeited, unless the Company determines in its discretion that any portion of the RSUs that may otherwise have vested in accordance with the terms of the Agreement may be settled in compliance with applicable SAFE regulations and restrictions.

Shares Must Remain with Company’s Designated Broker. The Participant agrees to hold any Shares received pursuant to the Plan with the Company’s designated broker until the Shares are sold. The limitation shall apply to all Shares issued to the Participant under the Plan, whether or not the Participant has experienced a termination of Employment.

Forced Sale of Shares. The Company has the discretion to arrange for the sale of the Shares issued upon vesting of the RSUs, either immediately upon vesting or at any time thereafter. In any event, if the Participant’s Employment terminates, the Participant will be required to sell any Shares acquired under the Plan within such time period as required by the Company in accordance with SAFE requirements. Any Shares remaining in the brokerage account at the end of this period shall be sold by the broker (on behalf of the Participant and the Participant hereby authorizes such sale). The Participant agrees to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated broker) to effectuate the sale of Shares (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. The Participant acknowledges that neither the Company nor the designated broker is under any obligation to arrange for the sale of shares at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the Shares are sold, the sale proceeds, less any withholding for Tax-Related Items, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to the Participant in accordance with applicable exchange control laws and regulations.

Exchange Control Restrictions. The Participant understands and agrees that the Participant will be required to immediately repatriate to China the proceeds from the sale of any Shares acquired under the Plan and any cash dividends paid on such Shares. The Participant further understands that such repatriation of proceeds may need to be effected through a special bank account established by the Company (or a Subsidiary), and the Participant hereby consents and agrees that any sale proceeds and cash dividends may be transferred to such special account by the Company (or a Subsidiary) on the Participant’s behalf prior to being delivered to the Participant and that no interest shall be paid with respect to funds held in such account.

The proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to the Participant in U.S. dollars, the Participant understands that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to the Participant in local currency, the Participant acknowledges that the Company (or its Subsidiaries) are under no obligation to secure any particular exchange conversion rate and that the Company (or its Subsidiaries) may face delays in converting the proceeds to local currency due to exchange control restrictions. The Participant agrees to bear any currency fluctuation risk between the time the shares are sold and the net proceeds are converted into local currency and distributed to the Participant. The Participant further agrees to comply with any other requirements that may be imposed by the Company (or its Subsidiaries) in the future in order to facilitate compliance with exchange control requirements in China.

Administration. The Company (or its Subsidiaries) shall not be liable for any costs, fees, lost interest or dividends or other losses that the Participant may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan, the Agreement and the RSUs in accordance with any applicable laws, rules, regulations and requirements.

FRANCE

Terms and Conditions

Language Consent. By accepting the Award, the Participant confirms having read and understood the Plan and the Agreement which were provided in the English language. The Participant accepts the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant cette Attribution, le Participant confirme avoir lu et compris le Plan et l’Accord qui ont été communiqués en langue anglaise. Le Participant accepte les termes de ces documents en connaissance de cause.

Notifications

Tax Information. The RSUs granted under this Agreement are not intended to qualify for special tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.

Foreign Asset/Account Reporting Information. If the Participant holds cash or securities (including Shares acquired under the Plan) outside of France or maintains a foreign bank account, including the accounts that were opened, held, used and/or closed during the tax year, the Participant must report such account to the French tax authorities when filing an annual tax return. The Participant should consult with a personal tax advisor to ensure compliance with applicable reporting requirements.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of EUR 50,000 must be reported to the German Federal Bank (Bundesbank). If the Participant makes or receives a payment in excess of this amount (including if the Participant acquires Shares with a value in excess of this amount under the Plan or sells Shares via a foreign broker, bank or service provider and receives proceeds in excess of this amount) and/or if the Company withholds or sells Shares with a value in excess of this amount to cover the Tax-Related Items, the Participant must report the payment and/or the value of the Shares withheld or sold to Bundesbank. Such reports must be made either electronically using the “General Statistics Reporting Portal” (“Allgemeine Meldeportal Statistik”) available on the Bundesbank website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank. The Participant should consult with a personal legal advisor to ensure compliance with applicable reporting requirements.

ITALY

Terms and Conditions

Plan Document Acknowledgement. By accepting the Award, the Participant acknowledges that the Participant has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and Agreement.

The Participant further acknowledges that the Participant has read and specifically and expressly approves the following sections of the Agreement: Section 2: Vesting, Section 5: Forfeiture; Recovery of Compensation, Section 6: Nontransferability, Section 7: Responsibility for Taxes, Section 9: Data Privacy Consent, Section 13: Electronic Delivery and Participation, Section 15: Language, and Section 17: Imposition of Other Requirements.

Notifications

Foreign Asset/Account Reporting Information. If the Participant is an Italian resident and, during any fiscal year, holds investments or financial assets outside of Italy (e.g., cash, Shares) which may generate income taxable in Italy, the Participant is required to report such investments or assets on an annual tax return (on UNICO Form, RW Schedule) for the year during which the assets are held (or on a special form if the Participant is not required to file a tax return). These reporting obligations will apply to the Participant if the Participant is the beneficial owner of foreign financial assets under Italian money laundering provisions. The Participant should consult with a personal tax advisor to ensure compliance with the applicable requirements.

SPAIN

Terms and Conditions

Nature of Grant. The following provision supplements Section 8 of the Agreement:

By accepting the Award, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Awards under the Plan to individuals who may be Employees. The decision is limited and entered into based upon the express assumption and condition that (i) any grant will not economically or otherwise bind the Company or any Subsidiary, including the Service Recipient, on an ongoing basis, other than as expressly set forth in the Agreement; (ii) the RSUs and any Shares acquired upon vesting shall not become part of any employment or other service contract (whether with the Company or any Subsidiary, including the Service Recipient) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever; and (iii) the RSUs will cease vesting upon the Participant's termination of Employment, as detailed below. The Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the Award, which is gratuitous and discretionary, since the future value of the RSUs and the underlying Shares is unknown, indeterminable, and unpredictable.

Further, the Participant’s participation in the Plan is expressly conditioned on the Participant’s continued and active Employment, such that, unless otherwise set forth in the Plan, if the Participant’s Employment terminates for any reason, the Participant’s unvested RSUs will be canceled without entitlement to any Shares. This will be the case, for example, even if (a) the Participant is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (b) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (c) the Participant’s Employment ceases due to a change of work location, duties or any other employment or contractual condition; (d) the Participant’s Employment ceases due to a unilateral breach of contract by the Company or any Subsidiary; or (e) the Participant’s Employment terminates for any other reason whatsoever.

Notifications

Securities Law Information. The grant of the Award and the Shares issued pursuant to the grant of the RSUs are considered a private placement outside the scope of Spanish laws on public offerings and issuances of securities. Neither the Plan nor this Agreement have been registered with the Comisión Nacional del Mercado de Valores and do not constitute a public offering prospectus.

Exchange Control Information. The Participant is required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the securities (including Shares acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior tax year or the balances of such accounts as of December 31 of the prior tax year exceeds EUR 1 million.  Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances / positions as of December 31 exceed EUR 1 million, no such declaration must be filed unless expressly required by the Bank of Spain.  If any such thresholds were exceeded during the current year, the Participant may be required to file the relevant declaration corresponding to the prior year, however, a summarized form of declaration may be available. The Participant should consult with a personal legal advisor to ensure compliance with applicable reporting requirements.

Foreign Asset/Account Reporting Information. To the extent the Participant holds rights or assets outside of Spain with a value in excess of EUR 50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, the Participant will be required to report information on such rights and assets on the annual tax return for such year. After such rights and assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than EUR 20,000. The Participant should consult with a personal tax advisor to ensure compliance with applicable reporting requirements.

SWITZERLAND

Notifications

Securities Law Information. Neither this document nor any other materials relating to the Award (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an Employee of the Company or the Service Recipient, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following provision supplements Section 7 of the Agreement:

Without limitation to Section 7 of the Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Service Recipient or by HM Revenue and Customs (“HMRC”) (or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In such case, if the amount of any income tax due is not collected from or paid by the Participant within ninety (90) days of the end of the UK tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Service Recipient, as applicable, for the value of any employee NICs due on this additional benefit, which the Company or the Service Recipient may collect from the Participant by any of the means referred to in Section 7 of the Agreement.

Joint Election for Transfer of Liability for Employer National Insurance Contributions. As a condition of the grant of RSUs under the Plan, the Participant agrees to accept any liability for secondary Class 1 National Insurance contributions that may be payable by the Service Recipient, the Company or any Subsidiary or successor thereto (“Employer NICs”) in connection with the vesting of the RSUs or any other event giving rise to Tax-Related Items. Without prejudice to the foregoing, in accepting the terms of this Agreement, the Participant agrees to the terms of a joint election with the Company / the Service Recipient, the form of such joint election having been approved formally by HM Revenue & Customs (“HMRC”) and is attached below. In this respect, the Participant agrees to accept the terms of or to execute such other joint elections, and any other required consent or election, as may be required between the Participant and the Company, the Service Recipient, any successor to the Company, the Service Recipient, or Subsidiary of the Company with respect to the Employer NICs liability. The Participant further agrees that the Company, the Service Recipient, or any Subsidiary may collect the Employer NICs from the Participant by any of the means set forth in Section 7 of the Agreement.

ZENAS BIOPHARMA, INC.
2026 INDUCEMENT PLAN

U.K. JOINT ELECTION

(NON-U.S. RSU HOLDERS IN THE UNITED KINGDOM ONLY)

Important Note on the Election to Transfer Employer NICs

As a condition of participation in the Plan and the vesting of the Award to acquire RSUs, you are required to enter into an Election to transfer to you any liability for employer’s National Insurance Contributions (“NICs”) that may arise in connection with your participation in the Plan.

By entering into the Election:

●	you agree that any employer’s NICs liability that may arise in connection with your participation in the Plan with respect to Awards granted under the Plan will be transferred to you;
●	you authorise your employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from your salary or other payments due or the sale of sufficient RSUs acquired pursuant to your Award; and
●	you acknowledge that even if you have clicked to accept the Award where indicated, the Company or your employer may still require you to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election.

Please read the Election carefully.

Please print and keep a copy of the Election for your records.

ZENAS BIOPHARMA, INC.
2026 INDUCEMENT PLAN

U.K. JOINT ELECTION

Election To Transfer the Employer’s National Insurance Liability to the Employee

1.	Parties

This Election is between:

(A)	The individual who has gained authorized access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive and may have received restricted stock units (“RSUs”) pursuant to the terms and conditions of the Zenas BioPharma, Inc. 2026 Inducement Plan, as amended from time to time (the “Plan”), and

(B)	Zenas BioPharma, Inc. of 852 Winter Street, Suite 250, Waltham, MA 02451, United States of America (the “Company”), which may grant RSUs under the Plan and is entering into this Election on behalf of the Employer.

2.            Purpose of Election

2.1            This Election relates to all RSUs granted to Employee under the Plan up to the termination date of the Plan.

2.2            In this Election the following words and phrases have the following meanings:

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“Relevant Employment Income” from RSUs on which Employer’s National Insurance Contributions becomes due is defined as:

(i)	an amount that counts as employment income of the earner under section 426 ITEPA (restricted securities: charge on certain post-acquisition events);

(ii)	an amount that counts as employment income of the earner under section 438 of ITEPA (convertible securities: charge on certain post-acquisition events); or

(iii)	any gain that is treated as remuneration derived from the earner’s employment by virtue of section 4(4)(a) SSCBA, including without limitation:

(A)	the acquisition of securities pursuant to the RSUs (within the meaning of section 477(3)(a) of ITEPA);

(B)	the assignment (if applicable) or release of the RSUs in return for consideration (within the meaning of section 477(3)(b) of ITEPA);

(C)	the receipt of a benefit in connection with the RSUs, other than a benefit within (i) or (ii) above (within the meaning of section 477(3)(c) of ITEPA).

“SSCBA” means the Social Security Contributions and Benefits Act 1992.

“Taxable Event” means any event giving rise to Relevant Employment Income.

2.3	This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise in respect of Relevant Employment Income in respect of the RSUs pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

2.4	This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2.5	This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.6	Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and the Agreement. This Election will have effect in respect of the RSUs and any awards which replace the RSUs following their grant in circumstances where section 483 of ITEPA applies.

3.            Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability that arises on any Relevant Employment Income is hereby transferred to the Employee. The Employee understands that by electronically accepting or by signing this Election, or by accepting the RSUs, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.

4.            Payment of the Employer’s Liability

4.1	The Employee hereby authorizes the Company and/or the Employer to collect the Employer’s Liability in respect of any Relevant Employment Income from the Employee at any time after the Taxable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the RSUs; and/or

(iv)	where the proceeds of the gain are to be paid through a third party, by that party withholding an amount from the payment or selling some of the securities which the Employee is entitled to receive in respect of the RSUs; and/or

(v)	by any other means specified in the applicable RSU Agreement.

4.2	The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities in respect of the RSUs to the Employee until full payment of the Employer’s Liability is received.

4.3	The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue and Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Taxable Event occurs (or within 17 days after the end of the UK tax month during which the Taxable Event occurs, if payments are made electronically).

5.            Duration of Election

5.1	The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

5.2	This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on the Employee terminating its effect;

(iii)	on the date HM Revenue and Customs withdraws approval of this Election; or

(iv)	after due payment of the Employer’s Liability in respect of the entirety of the RSUs to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

5.3	This Election will continue in full force regardless of whether the Employee ceases to be an employee of the Employer.

Acceptance by the Employee

The Employee acknowledges that, by clicking on the [“ACCEPT”] box, the Employee agrees to be bound by the terms of this Election.

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

ZENAS BIOPHARMA, INC.

By: [insert]

Schedule of Employer Companies

The following Employer(s) shall be covered by the Joint Election:

[insert UK entity]

Registered Office Address:	[insert]
Corporation Tax Reference:	[insert]
Company Registration Number:	[insert]
PAYE Reference Number:	[insert]

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